Exhibit 10.17

AGREEMENT

by and among ENEL S.p.A. ACCIONA, S.A. and E.ON AG

CONTENTS

1.	Certain definitions			3
	1.1	Definitions		3
	1.2	Other Definitional and Interpretive Matters		7

2.	Scope of the Agreement			8

3.	Undertakings of E.ON in respect of the E.ON Tender Offer			8
	3.1	Undertaking relating to the E.ON Tender Offer		8
	3.2	Standstill		9

4.	Transfer of Endesa Europa Shares			9
	4.1	Undertakings of the Investors		9
	4.2	Integrity		11
	4.3	Endesa Europa Carve-Out		11
	4.4	Determination of the Endesa Europa Enterprise Value		12
		4.4.1	Valuation methodologies	12
		4.4.2	Valuation process	12
	4.5	Determination of the Endesa Europa Final Net Debt		13
		4.5.1	Closing Accounts	13
		4.5.2	Access	14
		4.5.3	No disagreement	14
		4.5.4	Notice of Disagreement	14
		4.5.5	Tasks of the Independent Accountant	14

5.	Transfer of the Additional Assets			15
	5.1	Undertakings of the Investors		15
	5.2	Price for the Additional Assets		16
	5.3	Determination of the Price for the Additional Assets		16

6.	Transfer of the Viesgo Shares			16
	6.1	Undertakings of Enel and E.ON		16
	6.2	Escrow		17
	6.3	Viesgo Carve-Out		17
	6.4	Determination of the Viesgo Companies Enterprise Value		18
	6.5	Determination of the Viesgo Companies Final Net Debt		18

7.	Interim Management of the Viesgo Companies			18
	7.1	Undertakings of Enel		18
	7.2	Procedure for E.ON’s Consent		19
	7.3	Certain Rights of E.ON		20

8.	Conditions Precedent			20
	8.1	Conditions Precedent		20
	8.2	Investors Tender Offer, Clearance and Approval		21
	8.3	Effects		21

I

9.	Closing			22
	9.1	Date and Place of Closing		22
	9.2	Deliveries at Closing		22
	9.3	Remedies		23
	9.4	One Transaction		23

10.	Representations, Warranties and undertakings of the Investors			24
	10.1	Undertakings of Enel		24
		10.1.1	Organization and Standing	24
		10.1.2	Authorization	24
		10.1.3	No Conflict	24
		10.1.4	Share Capital of the Viesgo Companies	25
		10.1.5	Ownership	25
		10.1.6	Viesgo Companies Financial Statements	25
		10.1.7	No Brokers	25
	10.2	Undertakings of Acciona		25
		10.2.1	Organization and Standing	25
		10.2.2	Authorization	25
		10.2.3	No Conflict	25
		10.2.4	No Brokers	26
	10.3	Undertakings of the Investors		26
	10.4	Accuracy as at the Closing Date		26
	10.5	No other representations and warranties. No inducement or reliance		26

11.	Representations and Warranties of E.ON			27
	11.1	Undertaking of E.ON		27
		11.1.1	Organization and Standing	27
		11.1.2	Authorization	27
		11.1.3	No Conflict	27
		11.1.4	No Brokers	27
	11.2	Accuracy as of the Closing Date		28
	11.3	No other representations and warranties. No inducement or reliance		28

12.	Indemnity Obligations			28
	12.1	Indemnity Obligation of the Investors		28
	12.2	Exclusive Remedy for breach of Reprentations and Warranties		29
	12.3	Indemnity Obligation of E.ON		30

13.	Litigation withdrawal, Release of Claims			30

14.	Other covenants and undertakings			31
	14.1	Indemnity of Directors		31
	14.2	Absence of Non Competition Covenants		31
	14.3	Sharing of Liabilities		31

15.	Confidentiality			32
	15.1	Confidential Information		32
	15.2	Announcements		32

II

16.	Miscellaneous Provisions		32
	16.1	Compliance by the Affiliates	32
	16.2	Survival	32
	16.3	Changes in Writing	32
	16.4	Assignment; No Third Party Beneficiaries	33
	16.5	Notices	33
	16.6	Payments	34
	16.7	Delayed Payments and Interest	34
	16.8	Right to Designate	35
	16.9	Language	35
	16.10	Taxes and Other Expenses	35
	16.11	Severability	36
	16.12	Further Assurances	36
	16.13	Applicable Law	37

17.	Arbitration		37
	17.1	Appointment of Arbitrators	37
	17.2	Arbitration Expenses	37
	17.3	Election of Domicile	37
	17.4	Interim Measures	37

SCHEDULES

No.	Schedule
4.2.1	Integrity
5.1.1(a)(i)	Additional Assets
5.1.1(a)(ii)	Main Terms of the Drawing Rights Agreement
6.2(a)	Escrow Agreement
7.1.1	Permitted Investments
10.1.6	Viesgo Companies Financial Statements

III

AGREEMENT

This agreement (the Agreement) is entered into on April 2, 2007 in Madrid by and among:

ENEL S.p.A., an Italian corporation having its registered office in Rome (Italy), at 137, Viale Regina Margherita, registered at no. 00811720580 on the Camera di Commercio Industria Artigiano Agricoltura, acting by its Chief Executive Officer, Mr. Fulvio Conti, duly authorized to execute this Agreement by virtue of the resolution of the board of directors dated April 2, 2007 (Enel)

ACCIONA, S.A., a Spanish corporation having its registered office in Alcobendas (Madrid, Spain), at 18, Avenida de Europa, registered on the Registro Mercantil of Madrid at tomo 13.351, libro 0, folio 9, hoja M-216.384, acting by its Chairman, Mr. José Manuel Entrecanales, duly authorized to execute this Agreement (Acciona and, together with Enel, the Investors and each an Investor)

- of the first part -

E.ON AG, a German corporation having its registered office in Düsseldorf, Germany, at E.ON-Platz, 1, D-40479, an issued share capital of € 1,799,200,000.00, registered at no. HRB 22315 of the Commercial Registry (Handelsregister) of the local court of Düsseldorf, Germany, acting by its Chief Executive Officer, Mr. Wulf H. Bernotat, duly authorized to execute this Agreement by virtue of the resolution of the executive board dated April 2, 2007 (E.ON and, together with the Investors, the Parties and each a Party)

- of the second part -

RECITALS

A.	Over the last eighteen months, different projects regarding Endesa (as defined below)
have emerged, initiated by a first tender offer, subsequent tender offer by E.ON, the acquisition of an equity stake by Acciona with the aim of being a key shareholder, the acquisition of an equity stake by Enel and, lately, the shared management project of
Acciona and Enel agreed in the last days. As of the date hereof, two projects for
Endesa are still in play:

(i) the integration project put forward by E.ON by launching a tender offer over all the Endesa Shares (as defined below) (the E.ON Tender Offer). Such tender offer - after many well-known developments - is about to expire: the acceptance period currently ends on April 3, 2007 for the Spanish offer and on
April 6, 2007 for the U.S. offer. The basic principles of E.ON’s project are described in the E.ON Tender Offer prospectus approved by the CNMV on
November 16, 2006 (as subsequently amended). The E.ON Tender Offer is conditional upon, inter alia, E.ON acquiring 50.01% (fifty point zero one percent) of the Endesa Shares (the Tender Offer Condition); and

(ii) the project for the joint management of Endesa proposed by Acciona and
Enel, which have recently become Endesa’s main shareholders. The bases of this project are described in the agreement entered into by the aforementioned shareholders, and disclosed to the market on March 27, 2007 (the Agreement with respect to Endesa Shares). Such agreement also envisages the launching of a joint tender offer by Acciona and Enel in the future, prior to the implementation of the shared-management project proposed by Acciona and
Enel (the Investors Tender Offer).

B.	The Parties acknowledge that the actions adopted to promote and defend their respective projects have led to a business and legal confrontation, which threatens to become permanent, to the detriment of Endesa and all of its shareholders.
Accordingly, the Parties have decided to solve and settle their conflicts and controversies by entering into this Agreement, whose aim is to dissipate the uncertainties and unsteadiness that could compromise Endesa’s future development and would likely adversely affect the success, operations and financial performance of
Endesa, if continued into the indefinite future, thereby potentially adversely affecting the value of the Endesa Shares.

The Parties have made this Agreement possible by relinquishing some of their initial objectives. The Agreement is therefore based on reciprocal concessions and compromises intended to prevent the indefinite extension of an intra-corporate conflict. By joining together in this way with respect to their pending projects and initiatives for Endesa, Acciona and Enel and E.ON will together achieve for their benefit and the benefit of Endesa and its shareholders what could not be achieved separately. The settlement is shaped around two basic undertakings:

(i) E.ON´s undertaking not to waive the Tender Offer Condition; and

(ii) Acciona´s and Enel´s undertaking to submit to Endesa´s decision making bodies (and, particularly, its shareholders´meeting) - and to support in such bodies - the sale to E.ON of certain assets.

This sale will allow E.ON to gain a presence in the energy sector in Southern Europe and, therefore, to partially achieve the strategic objectives that led it to pursue a tender offer for Endesa without compromising its industrial project.

C.	The settlement contemplated in this Agreement intends to safeguard all the interests -
collective, public and private - involved in a company with the relevance and magnitude of Endesa. In fact, besides the satisfaction of their legitimate interests, the Parties believe the Agreement will benefit:

(i) the minority shareholders interests because E.ON´s undertaking not to waive the Tender Offer Condition will allow Acciona and Enel to accelerate the launching of the Investors Tender Offer at a higher price (at least Euro 41 plus interest) as compared to the time when it might otherwise originally have been launched. In fact, the six-month moratorium established in the CNMV´s resolution issued on March 23, 2007 will not apply if E.ON does not complete the E.ON Tender Offer due to the non-satisfaction of the Tender Offer
Condition. As a result, Endesa’s shareholders will be able to benefit from an offer at a higher price than E.ON was willing to pay and without the delay that might otherwise have been imposed on the superior offer by Acciona and
Enel;

(ii) the electricity market interests, because the divestments provided for under the
Agreement, consisting in sales to E.ON of assets in countries where Enel and/or Acciona have already a significant presence, may anticipate the solution of any requirement which may be imposed by the competent antitrust authorities, as well as contribute to invigorating and improving the level of workable competition within it. This effect can be appreciated from, at least, two perspectives: (a) the strengthening of the competitiveness of the secondary players and (b) the market share reduction of the first player, which has been regarded as potentially high by antitrust authorities, but without undermining
Endesa’s status as a major enterprise of importance to the Spanish economy;

(iii) the interests of Endesa because the Agreement is expected to facilitate the management of Endesa to guarantee the
functioning of its corporate bodies (which otherwise would be exposed to a deadlock risk) and to dissipate the uncertainties that may jeopardize or make difficult its strategic planning. It should also be noted that a significant portion of the divestments contemplated by the Agreement would otherwise be required on regulatory grounds and in any event will not adversely impact the ongoing operations of Endesa.

Based upon the foregoing, the Parties have agreed to enter into this Agreement and to abide by the provisions set forth below.

1.	CERTAIN DEFINITIONS

1.1	Definitions

In addition to the other terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below for the purpose of this
Agreement.

Accounting Principles: means: (i) with respect to the Viesgo Companies (as defined below): (1) for the purposes of Section 10.1.6 the Spanish accounting principles set forth in the general plan for accountability as modified by the Royal Decree 437/1998 for the companies operating in the electricity sector; (2) for any other purposes, the accounting principles prepares by the International
Accounting Standards Board (I.A.S.B); and (ii) with respect to Endesa Europa (as defined below), the accounting principles prepared by the International Accounting Standards Board (I.A.S.B.).

Additional Assets: shall have the meaning set forth in section 5.1.1(a)(i).

Affiliate: means with respect to any Person (as defined below), a Person directly or indirectly controlling, controlled by or under common control with (as defined below), such Person.

Affiliated Parties: shall have the meaning set forth in section 13(a).

Agreed Rate: means an interest rate per annum corresponding to the interbank offered rate for 3 (three) months Euro deposits shown at page EURIBOR01 of Reuters (or such other page as may replace that page) as being applicable on the 1st (first) Business Day (as defined below) of each 3 (three) month period (or fraction thereof) in respect of which interest shall be payable pursuant to this Agreement, it being agreed that, for the purposes of this Agreement, interest shall be computed on the basis of the number of days actually elapsed divided by 365.

Agreement: means this agreement, including the recitals and schedules.

Agreement with respect to Endesa Shares: shall have the meaning set forth in Recital A.

Approval: shall have the meaning set forth in section 8.1.1(d) .

Business Day: means any calendar day other than Saturdays, Sundays and any other days on which credit institutions are authorized to close in Madrid.

Caja Madrid: shall have the meaning set forth in section 3.2.2.

Certificate: shall have the meaning set forth in section 4.5.1(b) .

Claim: shall have the meaning set forth in section 13(a).

Clearance: shall have the meaning set forth in section 8.1.1(c) .

Closing: means the transfer of the Viesgo Shares (as defined below), the Additional Assets (as defined below) and the Endesa Europa Shares (as defined below), the payment of the Provisional Price for the Viesgo Shares (as defined below), the Price for the Additional Assets (as defined below) and the Provisional Price for the Endesa Europa Shares (as defined below) and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed and exchanged and performed and consummated on the Closing Date (as defined below) pursuant to this Agreement.

Closing Balance Sheet: shall have the meaning set forth in section 4.5.1(a) .

Closing Date: means the 20th (twentieth) Business Day following the date on which the last of the conditions precedent set forth in section 8.1 is satisfied or waived, or such other date the Parties may agree.

Conditions Precedent: shall have the meaning set forth in section 8.1.1(d) .

control, controlling and controlled: refer to any relationship existing between a Person and any other Person(s), whether through a participation in the share capital, or in the managing bodies or otherwise, that allows the first Person to exert a determining influence or even a significant influence over the other Person(s).

Designated Representative: shall have the meaning set forth in section 7.2.1.

Disputed Matters: shall have the meaning set forth in section 4.5.4(b) .

Drawing Rights Agreement: shall have the meaning set forth in section 5.1.1(a)(ii).

Effective Control: means: (i) the acquisition by the Investors, directly or indirectly, of ordinary shares in the aggregate representing at least 50% (fifty percent) plus 1 (one)

share of the outstanding share capital of Endesa and voting rights exercisable in the shareholders meeting and (ii) the appointment by the Investors of the majority of the board members of Endesa.

Effective Date: shall have the meaning set forth in section 4.4.2(a) .

Engagement Letter: shall have the meaning set forth in section 4.5.4(b) .

Endesa: means Endesa, S.A.

Endesa Europa: means Endesa Europa, S.L.

Endesa Europa Carved-Out Assets: shall have the meaning set forth in section 4.3.1.

Endesa Europa Enterprise Value: shall have the meaning set forth in section 4.1.2.

Endesa Europa Final Enterprise Value: shall have the meaning set forth in section 4.4.2(e) .

Endesa Europa Final Net Debt: shall have the meaning set forth in section 4.1.3(b) .

Endesa Europa Provisional Net Debt: shall have the meaning set forth in section 4.1.4.

Endesa Europa Shares: means all of the ordinary shares, representing 100% (one hundred percent) of the issued and outstanding share capital and voting rights of Endesa Europa, owned by Endesa.

Endesa Shares: means the ordinary shares of Endesa.

Enterprise Value: means the fair market value calculated in accordance with the Valuation Methodology (as defined in section 4.4.1) on a cash/debt free basis.

E.ON Tender Offer: shall have the meaning set forth in Recital A.

Escrow Agent: means the financial institution of internationally recognised standing and experience (i) appointed jointly by the Parties or, in case of disagreement of the Parties within 10 (ten) Business Days of the written request from any Party, (ii) elected by lot among the financial institutions of internationally recognised standing and experience designated by each of the Investors and E.ON.

Escrow Agreement: shall have the meaning set forth in section 6.2(a) .

Governmental Body: means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

Independent Accountant: means the firm of independent certified public accountants (i) agreed by the Parties; or, if the Parties fail to agree on its appointment within 20 (twenty) Business Days of the written request from any Party, (ii) elected by lot among the firms of independent certified public accountants designated by each of the Investors and E.ON, provided that they belong to the so-called “Big Four” group.

Interim Period: shall have the meaning set forth in section 7.1.1.

Law: means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

Litigation Party: shall have the meaning set forth in section 13.

Matters: shall have the meaning set forth in section 13(a).

Net Debt: means, on a consolidated basis, the financial indebtedness as of the Closing Date less the cash and other cash equivalents as of the same date.

Notice of Disagreement: shall have the meaning set forth in section 4.5.4(a) .

Person: means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

Price for the Additional Assets: shall have the meaning set forth in section 5.2.1.

Price for the Endesa Europa Shares: shall have the meaning set forth in section 4.1.2.

Price for the Viesgo Shares: shall have the meaning set forth in section 6.1.2.

Provisional Price for the Endesa Europa Shares: shall have the meaning set forth in section 4.1.3(a) .

Provisional Price for the Viesgo Shares: shall have the meaning set forth in section 6.1.3(a) .

Tender Offer Condition: shall have the meaning set forth in Recital A.

Valuation Methodology: shall have the meaning set forth in section 4.4.1(a) .

Viesgo Carved-Out Asset: shall have the meaning set forth in section 6.3.

Viesgo Companies: means, collectively, Enel Viesgo Generación, S.L., Enel Viesgo Servicios, S.L. and Electra de Viesgo Distribución, S.L.

Viesgo Companies Enterprise Value: shall have the meaning set forth in section 6.1.2.

Viesgo Companies Final Enterprise Value: shall have the meaning set forth in section 6.4.2.

Viesgo Companies Final Net Debt: shall have the meaning set forth in section

6.1.3(b) .

Viesgo Companies Provisional Net Debt: shall have the meaning set forth in section 6.1.4.

Viesgo Shares: means, collectively, (i) all of the ordinary shares, representing 100% of the issued and outstanding share capital and voting rights of Enel Viesgo Generación, S.L., owned by Enel Produzione S.p.A., (ii) all of the ordinary shares, representing 100% of the issued and outstanding share capital and voting rights of Enel Viesgo Servicios, S.L., owned by Enel (60%), Enel Produzione S.p.A. (20%) and Enel Distribuzione S.p.A. (20%) and (iii) all of the ordinary shares, representing 100% of the issued and outstanding share capital and voting rights of Electra de Viesgo Distribución, S.L., owned by Enel Distribuzione S.p.A.

1.2	Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply.

	(a)	Calculation of Time Period. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business
Day, the relevant period shall end on the next following Business Day.

	(b)	Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall be deemed to include the plural and vice versa.

	(c)	Headings. The provision of a table of contents, the division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

	(d)	Paragraph/Section/Article. All references in this Agreement to any
“paragraph”, “section” and/or “article” are to the corresponding paragraph, section and/or article, respectively, of this Agreement unless otherwise specified.

	(e)	Herein and similar. The words such as “herein,” “hereinafter,” “hereof,” and
“hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

	(f)	Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

	(g)	Schedules. The schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.

(h) Adverse Construction. Since all the Parties have participated in the drafting and negotiation of this Agreement, the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without applying the principle according to which the terms of an agreement shall be construed against the party who has prepared it.

2.	SCOPE OF THE AGREEMENT

Through this Agreement, the Parties wish to set forth, inter alia, the terms and conditions upon which:

(a) E.ON shall not waive the Tender Offer Condition and shall undertake not to acquire any Endesa Shares other than through the E.ON Tender Offer nor to launch any other tender offer to acquire any Endesa Shares in the 4 (four) years following the date hereof;

(b) the Investors shall submit to the Endesa corporate bodies the proposal of selling to E.ON the Endesa Europa Shares and the Additional Assets (as
defined below) on the Closing Date and shall exercise their rights as shareholders in Endesa to support such proposal and finally shall cause Endesa to transfer the Endesa Europa Shares and the Additional Assets, and E.ON
shall undertake to acquire from Endesa the Endesa Europa Shares and the
Additional Assets;

(c) after the transfer of the Viesgo Carved-Out Asset, Enel shall sell (and cause its
Affiliates to sell) to E.ON, and E.ON shall acquire from Enel (and from its
Affiliates), the Viesgo Shares;

(d) E.ON, on the one part, and the Investors, on the other part, shall release and waive any claims (and terminate all litigations) they may have against each other relating to Endesa Shares and related matters other than claims for breach of this Agreement.

3.	UNDERTAKINGS OF E.ON IN RESPECT OF THE E.ON TENDER OFFER

3.1	Undertaking relating to the E.ON Tender Offer

3.1.1	E.ON undertakes, effective as from the date hereof: (a) not to waive the Tender Offer
Condition; (b) in case E.ON does not acquire through the E.ON Tender Offer at least
50.01% (fifty point zero one percent) of the Endesa Shares, to desist from the E.ON
Tender Offer and (c) to inform the market of the undertakings under (a) and (b)
immediately following the execution of this Agreement.

3.1.2	Should the Tender Offer Condition be satisfied, this Agreement will automatically terminate, and the Parties shall be released from all obligations hereunder except for: (i)
any rights or obligations arising under article 15, section 16.5, section 16.13 and article

17; and (ii) any rights or obligations arising in connection with any breach of this
Agreement.

3.2	Standstill

3.2.1	In consideration for the Investors’ understandings and agreements set forth herein,
E.ON irrevocably undertakes, effective as from the date hereof, and until the 4th
(fourth) anniversary of the date hereof:

(a) not to acquire, solicit, encourage, recommend, offer to acquire any Endesa
Shares (nor in holding companies the acquisition of which seeks as the main purpose the indirect acquisition of Endesa Shares), nor to enter into any derivative transaction relating to the Endesa Shares, nor to enter into any other agreement and/or arrangement aimed at acquiring title to, or the voting rights of, any Endesa Shares (nor in holding companies the acquisition of which seeks as the main purpose the indirect acquisition of Endesa Shares), other than through the E.ON Tender Offer if the minimum acceptance condition is satisfied;

(b) not to induce any third party to take any of the actions referred to in paragraph
(a) preceding; and

(c) not to launch any tender offer, whether total or partial, nor to enter into any agreement or arrangement, nor to do other things, nor to take other actions which may give rise to, or result in, an obligation of E.ON to launch a tender offer to acquire any Endesa Shares.

3.2.2	Anything in section 3.2.1 to the contrary notwithstanding, E.ON undertakes to release, effective as of the date hereof, and to inform of such release to, Caja de Ahorros y
Monte de Piedad de Madrid, S.A. (Caja Madrid) from any of its obligations under the equity swap agreement entered into on March 27, 2007 and in any event not to purchase, except through the E.ON Tender Offer, from Caja Madrid any and all the shares held by the latter by exercising the rights under such equity swap agreement.

4.	TRANSFER OF ENDESA EUROPA SHARES

4.1	Undertakings of the Investors

4.1.1	Upon the terms and conditions set out below, the Investors shall submit to the Endesa corporate bodies (including the shareholders meeting) the proposal of selling to E.ON the Endesa Europa Shares on the Closing Date and shall exercise their rights as shareholders in Endesa to support such proposal, and finally shall cause Endesa to sell the Endesa Europa Shares, and E.ON shall acquire the Endesa Europa Shares from
Endesa in consideration for the Price for the Endesa Europa Shares.

4.1.2	As consideration for the purchase and sale of all the Endesa Europa Shares, E.ON shall pay to Endesa an amount equal to the Enterprise Value of Endesa Europa (the
Endesa Europa Enterprise Value) less the Endesa Europa Final Net Debt (as defined below) if the debt exceeds the cash, or plus the Endesa Europa Provisional Debt if the cash exceeds the debt, as determined in accordance with the provisions of sections 4.4 and 4.5 below (the Price for the Endesa Europa Shares).

4.1.3	The Price for the Endesa Europa Shares shall be paid as follows:

(a) at Closing, E.ON shall pay to Endesa an amount equal to the Endesa Europa
Final Enterprise Value (as defined below) less the Endesa Europa Provisional
Net Debt (as defined below) (the Provisional Price for the Endesa Europa
Shares);

(b) within 5 (five) Business Days after the definitive determination of the Net Debt of Endesa Europa as of the Closing Date in accordance with the provisions of section 4.5 (the Endesa Europa Final Net Debt):

(i) E.ON shall pay to Endesa an amount equal to the difference (if positive) between (1) the Endesa Europa Provisional Net Debt and (2)
the Endesa Europa Final Net Debt; or

(ii) Endesa shall pay to E.ON an amount equal to the difference (if negative) between (1) the Endesa Europa Provisional Net Debt and (2)
the Endesa Europa Final Net Debt.

4.1.4	With the sole purpose of determining the Price for the Endesa Europa Shares to be paid at Closing, the Endesa Europa Provisional Net Debt shall mean an amount equal to the Net Debt of Endesa Europa resulting from the latest available accounts. It is agreed and understood that the Endesa Europa Provisional Net Debt shall not bind the Independent Accountant in the determination of the Endesa Europa Final Net
Debt.

4.1.5	In the event that the direct sale of the Endesa Europa Shares is not taxed as the Parties have assumed that it is taxable, i.e., as the sale of equity participations in an ETVE that owns only assets that satisfy the legal requisites for the application of the tax exemption to the sale of the equity participations, for a period of 30 (thirty) Business Days following receipt of the notice from the Investors, the Parties shall negotiate in good faith mutually satisfactory alternatives aimed at minimizing the taxes resulting from the transfer of Endesa Europa to E.ON. In no event the alternative structure may result in the direct sale of the assets owned by Endesa Europa to E.ON.

4.1.6	The notice of the Investors referred to in section 4.1.5 above shall be given to E.ON by and no later than the date on which the last of the Conditions Precedent has occurred, it being understood that in such case the Closing Date shall be postponed to the later of (a) the expiration of the 30-day period referred to in section 4.1.5 above and
(b) the 20 (twentieth) Business Day after the execution by the Parties of the agreement concerning the selected alternative structure for the transfer of Endesa Europa.

4.2	Integrity

4.2.1	Except as provided in schedule 4.2.1 attached hereto, E.ON acknowledges that:

(a) neither the Investors nor Endesa shall be responsible for obtaining any consent, complying with any requirement of prior notification, or taking any other action with respect to any “change of control” or “pre-emption right”
provision or any provision entitling any Person to request damages (or other amounts for any title whatsoever) under, terminate, cancel or accelerate any agreement or instrument which Endesa, Endesa Europa or any of their
Affiliates is bound by or party to, as a consequence of the transactions contemplated hereby (if any); and

(b) E.ON will take whatever steps it deems necessary in this respect either prior to or after the Closing, in its sole discretion, and the Investors shall cooperate, to any extent reasonably requested by E.ON, with E.ON (including allowing
E.ON to contact and/or liaise with the relevant managers of the Endesa,
Endesa Europa and their Affiliates) in order for the same to obtain any such consent, comply with any such requirement of prior notification or take any such action as soon as possible after the date hereof.

4.2.2	Each of the Investors will not be obliged to incur any expense in performing its obligations under section 4.2.1 unless and until it has been put in funds by E.ON for the Investors covering the full amount of such expenses or E.ON has indemnified the
Investors for the full amount of such expenses and any associated losses to the reasonable satisfaction of the Investors.

4.3	Endesa Europa Carve-Out

4.3.1	E.On acknowledges that during the Interim Period the Investors will have the right to cause Endesa Europa to transfer, prior to the Closing Date, to Endesa (or any company designated by the same) any assets that do not pertain to the businesses developed and located in Italy, France, Poland or Turkey (including, among the assets pertaining to a specific country, the trading subsidiary or establishment especially and exclusively devoted to trading in, or for, such specific country) (collectively, the
Endesa Europa Carved-Out Assets) To such effect, the Investors will have the right to request the appropriate corporate bodies of Endesa Europa and its Affiliates to pass such resolutions and take such other actions as shall be necessary, under applicable Laws, to transfer the Endesa Europa Carved-Out Assets. For the avoidance of doubt, the 50% participation held by Endesa Europa in Scandale, the 50%
participation held by Endesa Europa in Ergon and the shareholding held by Endesa
Europa in the regassification plant in Livorno shall not be carved out and will remain with Endesa Europa on the Closing Date.

4.3.2	E.ON acknowledges that EDF and Enel have entered into a memorandum of understanding for the transfer of the 35% participation held in SNET from EDF and
Charbonnage de France to Enel. To the extent that Endesa Europa holds any pre-
emption rights over such participation, Endesa Europa will be entitled to exercise such rights. If no pre-emption rights exist, Endesa Europa shall not take any action which may affect the transfer of such participation to Enel.

4.4	Determination of the Endesa Europa Enterprise Value

4.4.1	Valuation methodologies

	(a)	The Parties agree that the Endesa Europa Enteprise Value shall be the fair market value based on a discounted cash flows valuation consistent with: (i)
precedent comparable transaction multiples, (ii) comparable companies trading multiples, and (iii) other methodologies generally accepted by the professional international practice to ensure that the valuations adequately reflect the characteristics and prospects of companies operating in the energy sector (the
Valuation Methodology).

	(b)	It is understood that:

(i) the discounted cash flows valuation shall be conducted on a post-tax pre finance cash flow basis; and

(ii) the Endesa Europa Carved-Out Assets shall not be considered within
Endesa Europa for the purposes of determining the Endesa Europa
Enterprise Value.

4.4.2	Valuation process

	(a)	As soon as reasonably practicable after the date on which the Investors have obtained Effective Control (the Effective Date), Enel and Acciona, on the one
hand, and E.ON, on the other hand, shall each appoint an investment bank of internationally recognized standing and experience in the European M&A market (as a reference, the European M&A ranking by transaction volume of the last 3 (three) years will be used) to determine, during a period of 30 (thirty)
Business Days following the appointment of all such investment banks, the
Endesa Europa Enterprise Value in accordance with the Valuation
Methodology.

	(b)	In the event that the Endesa Europa Enterprise Value as determined by the two investment banks differs by less than 10% (ten percent), the Endesa
Europa Enterprise Value shall be equal to the average between the Endesa
Europa Enterprise Value set out in the two valuations made by the two investment banks and such value shall be final and binding upon the Parties for the purposes of this Agreement.

	(c)	In the event that the Endesa Europa Enterprise Value as determined by the two investment banks differs by more than 10% (ten percent), a third investment bank of internationally recognised standing and experience in the
European M&A market (as a reference, the European M&A ranking by transaction volume of the last 3 (three) years will be used) shall be appointed jointly by the Parties or, in case of disagreement of the Parties within 20
(twenty) Business Days of the written request from any Party, shall be elected by lot among 6 (six) investment banks meeting such qualification requirements,

of which 3 (three) will be designated by the Investors and 3 (three) by E.ON.
The third investment bank, during a period of 30 (thirty) Business Days, shall make its own determination of the Endesa Europa Enterprise Value in accordance with the Valuation Methodology.

	(d)	The Endesa Europa Enterprise Value shall be equal to the average between the
Endesa Europa Enterprise Value as determined by the third investment bank and the Endesa Europa Enterprise Value as determined by the investment bank whose valuation is closer to the valuation of the third investment bank, and such value shall be final and binding upon the Parties for the purposes of this Agreement.

	(e)	The Endesa Europa Enterprise Value as determined in accordance with provisions of paragraphs (b) and (d) shall be referred to as the Endesa Europa
Final Enterprise Value.

	(f)	The determination of the Endesa Europa Enterprise Value in accordance with the paragraphs preceding will remain valid for a 12-month period from the reference date used for valuation purposes, after which period a new determination will be required.

	(g)	Within 10 (ten) Business Days of the communication of the Endesa Europa
Enterprise Value to E.ON, E.ON will have the right not to purchase the
Endesa Europa Shares (right which will not entitle E.ON to purchase only a portion thereof) by giving written notice to the Investors.

4.5	Determination of the Endesa Europa Final Net Debt

4.5.1	Closing Accounts

	(a)	As soon as practicable, and in any event within 30 (thirty) Business Days of the
Closing Date, the Investors shall prepare and deliver to E.ON the balance sheet of Endesa Europa as at the Closing Date, prepared in accordance with the Accounting Principles consistently applied (the Closing Balance Sheet).
The Parties expressly acknowledge and agree that the Closing Balance Sheet shall be prepared for the sole purpose of finally determining the Endesa
Europa Final Net Debt.

	(b)	Together with the Closing Balance Sheet, the Investors shall prepare and deliver to E.ON a certificate (the Certificate) setting forth the Endesa Europa
Final Net Debt.

4.5.2	Access

For the preparation of the Closing Balance Sheet, the Parties agree that after the
Closing Date:

	(a)	the Investors and their representatives, auditors and other advisors shall be provided with reasonable access to all relevant books, records and working papers (including those of the accountants and auditors of Endesa Europa and its Affiliates) necessary to prepare the Closing Balance Sheet;

(b) E.ON and its management, employees, auditors and other advisors shall not interfere with, and shall reasonably assist the Investors and their representatives, auditors and other advisors in connection with the preparation of the Closing Balance Sheet;

(c) E.ON shall procure that the management and employees of, and the auditors and other advisors to, Endesa Europa and its Affiliates, do not interfere with, and support to the greatest extent reasonably required by the Investors and their representatives, the Investors’ auditors and other advisors in connection with the preparation of the Closing Balance Sheet.

4.5.3	No disagreement

If, within 30 (thirty) Business Days of the delivery to E.ON by the Investors of the
Closing Balance Sheet and the Certificate in accordance with sections 4.5.1(a) and
4.5.1(b), no notice of disagreement is delivered by E.ON to the Investors in accordance with section 4.5.4, then the Closing Balance Sheet and the determination of the Net Debt as set forth in the Certificate, shall be final and binding on the Parties.

4.5.4	Notice of Disagreement

(a) In the event that E.ON disagrees with the content of the Certificate, E.ON shall, within 30 (thirty) Business Days of the delivery of the Closing Balance
Sheet and the Certificate in accordance with section 4.5.1, under penalty of forfeiture, deliver to the Investors a written notice (the Notice of
Disagreement) specifying in reasonable detail the items, the nature and the reasons of any and all such disagreements and, in particular, the amount by which and the reasons why E.ON believes that the Endesa Europa Final Net
Debt set forth in the Certificate was not correct.

(b) Thereafter, E.ON and the Investors shall negotiate in good faith to resolve any disagreement. If E.ON and the Investors are unable to reach an amicable settlement within 20 (twenty) Business Days of the delivery of the Notice of
Disagreement, any disagreement between the Parties (the Disputed Matters)
will be submitted by the most diligent Party, as exclusive remedy, to the
Independent Accountant. To this effect, on the Closing Date the Parties shall be ready to execute, together with the Independent Accountant, an engagement letter (the Engagement Letter).

4.5.5	Tasks of the Independent Accountant

(a) Pursuant to the Engagement Letter, upon submission to it of the Disputed
Matters, the Independent Accountant shall: (i) consider only the Disputed
Matters (and therefore not make any determination under any circumstances of the matters which are not disputed by the Parties); (ii) determine the Disputed
Matters, in accordance with the Accounting Principles, with the sole purpose of calculating the Endesa Europa Final Net Debt, taking into consideration all applicable provisions of this Agreement; (iii) summarily justify its determination; and (iv) not act as an arbitrator except to the extent strictly required to make the determinations contemplated hereby.

	(b)	Pursuant to the Engagement Letter, the Independent Accountant shall, within
20 (twenty) Business Days of the date on which any Disputed Matters have been submitted to it under section 4.5.4(b), deliver to the Parties:

(i) the Closing Balance Sheet, adjusted to reflect any determination of the
Independent Accountant on the Disputed Matters; and

(ii) a certificate containing the determination by the Independent
Accountant of the Endesa Europa Final Net Debt, adjusted to reflect any determination of the Independent Accountant on the Disputed
Matters.

	(c)	The Parties agree that the determinations of the Independent Accountant pursuant to this section 4.5.5 shall be final and binding upon the Investors and
E.ON and that the Closing Balance Sheet and the Endesa Europa Final Net
Debt as determined by the Independent Accountant, shall not be subject to any further challenge by the Parties.

	(d)	The costs and expenses of the Independent Accountant shall be borne 50%
(fifty percent) by the Investors and 50% (fifty percent) by E.ON.

5.	TRANSFER OF THE ADDITIONAL ASSETS

5.1	Undertakings of the Investors

5.1.1	As soon as reasonably practicable after the obtainment of the Effective Control by the
Investors, the Investors shall:

	(a)	submit to the Endesa corporate bodies the proposal of:

(i) selling to E.ON the assets listed in schedule 5.1.1(a)(i) attached hereto
(the Additional Assets) on the Closing Date, and

(ii) entering with E.ON into the drawing rights agreement, the main commercial terms of which are attached hereto as schedule 5.1.1(a)(ii)
(the Drawing Rights Agreement); and

	(b)	exercise their rights as shareholders in Endesa to support such proposals and finally cause Endesa to sell the Additional Assets and to enter into the
Drawing Rights Agreement, in consideration for the price set out in section
5.2, and E.ON undertakes to acquire the Additional Assets in consideration for such price, and to enter into the Drawing Rights Agreement.

5.1.2	The supply of gas to the Additional Assets by Endesa or by third parties under supply agreements entered into with Endesa will continue after the Closing Date. If on the
Closing Date there are supply agreement(s) in effect the exclusive object of which is(are) the supply of gas to one or more of the Additional Assets, such specific supply agreement(s) shall be assigned to E.ON if legally and contractually possible. The supply of gas by Endesa under framework agreements or non-assignable agreements shall continue under the same terms and conditions as prior thereto, except that the price will be market price, until the earlier of (i) the expiry of the relevant supply agreement and (ii) the 5th (fifth) anniversary of the Closing Date. During that period of 5 (five)
year, E.ON shall use its best efforts to find alternative sources of supply from the 5th
(fifth) anniversary of the Closing Date. Should E.ON fail to find such alternative sources of supply, the Parties will negotiate in good faith an extension of supply by
Endesa at then prevailing market conditions. The economic value attributable to the economic terms and conditions of the gas supply to the Additional Assets provided for in this section will be taken into account in the calculation of the Price of the
Additional Assets.

5.1.3	The Parties undertake to negotiate in good faith, and to execute on or prior to the Closing Date, the Drawing Rights Agreement on the basis of the main commercial terms referred to in section 5.1.1(a)(ii).

5.2	Price for the Additional Assets

5.2.1	As consideration for the purchase and sale of all the Additional Assets, E.ON shall pay to Endesa an amount equal to the fair market value of the Additional Assets, to be determined in accordance with the provisions of section 5.3 below (the Price for the
Additional Assets).

5.2.2	The Price for the Additional Assets shall be paid on the Closing Date.

5.3	Determination of the Price for the Additional Assets

5.3.1	The valuation methodology and process provided for in section 4.4 shall apply, mutatis mutandis, to the determination of the Price for the Additional Assets.

5.3.2	Within 10 (ten) Business Days of the communication of the Price for the Additional
Assets to E.ON, E.ON will have the right not to purchase the Additional Assets (right which will not entitle E.ON to purchase only a portion thereof) by giving written notice to the Investors.

6.	TRANSFER OF THE VIESGO SHARES

6.1	Undertakings of Enel and E.ON

6.1.1	Upon the terms and conditions set out below, on the Closing Date Enel shall sell, and shall cause its Affiliates to sell, the Viesgo Shares to E.ON, and E.ON shall acquire the
Viesgo Shares from Enel and its Affiliates.

6.1.2	As consideration for the purchase and sale of all the Viesgo Shares, E.ON shall pay to

Enel and its Affiliates an amount equal to the Enterprise Value of the Viesgo
Companies (the Viesgo Companies Enterprise Value) less the Viesgo Companies Final
Net Debt (as defined below) if the debt exceeds the cash, or plus the Viesgo Companies
Final Debt if the cash exceeds the debt, as determined in accordance with the provisions of sections 6.4 and 6.5 (the Price for the Viesgo Shares).

6.1.3	The Price for the Viesgo Shares shall be paid as follows:

(a) at Closing, E.ON shall pay to Enel and its Affiliates an amount equal to the
Viesgo Companies Final Enterprise Value (as defined below) less the Viesgo
Companies Provisional Net Debt (as defined below) (the Provisional Price for the Viesgo Shares);

(b) within 5 (five) Business Days after the definitive determination of the Net Debt of the Viesgo Companies as of the Closing Date in accordance with the provisions of section 6.5 (the Viesgo Companies Final Net Debt) :

(i) E.ON shall pay to Enel and its Affiliates an amount equal to the difference (if positive) between (1) the Viesgo Companies Provisional
Net Debt and (2) the Viesgo Companies Final Net Debt; or

(ii) Enel shall pay, and shall cause its Affiliates to pay, to E.ON an amount equal to the difference (if negative) between (1) the Viesgo Companies
Provisional Net Debt and (2) the Viesgo Companies Final Net Debt.

6.1.4	With the sole purpose of determining the Provisional Price for the Viesgo Shares to be
paid at Closing, the Viesgo Companies Provisional Net Debt shall mean an amount equal to the Net Debt of the Viesgo Companies resulting from the latest available accounts. It is agreed and understood that the Viesgo Companies Provisional Net Debt shall not bind the Independent Accountant in the determination of the Viesgo
Companies Final Net Debt.

6.2	Escrow

To secure the performance of the obligations set out in section 6.1 above, as soon as practicable after the date hereof and in any event no later than 20 (twenty) Business
Days:

(a) Enel and E.ON shall execute with the Escrow Agent an escrow agreement regarding the Viesgo Shares in the form attached hereto as schedule 6.2(a) (the
Escrow Agreement), except for the changes and amendments requested by, and agreed with, the Escrow Agent; and

(b) Enel shall deliver the documentation relating to the Viesgo Shares required under the Escrow Agreement.

6.3	Viesgo Carve-Out

E.ON acknowledges that during the Interim Period Enel will have the right to cause the Viesgo Companies to transfer to Enel (or any company designated by the same) the participation held in EUFER S.A. (the Viesgo Carved-Out Asset) prior to the Closing Date. To such effect, Enel shall cause the appropriate corporate bodies of each of the Viesgo Companies to pass such resolutions and take such other actions as shall be necessary, under applicable Laws, to transfer the Viesgo Carved-Out Asset.

6.4	Determination of the Viesgo Companies Enterprise Value

6.4.1	The valuation methodology and process provided for in section 4.4 shall apply, mutatis mutandis, to the determination of the Viesgo Companies Enterprise Value. It is
understood that the Carved-Out Asset shall not be considered within the Viesgo
Companies for the purposes of determining the Viesgo Companies Enterprise Value.

6.4.2	The Viesgo Companies Enterprise Value as finally determined in accordance with the provisions of section 6.4 shall be referred to as the Viesgo Companies Final
Enterprise Value.

6.4.3	Within 10 (ten) Business Days of the communication of the Viesgo Companies
Enterprise Value to E.ON, E.ON will have the right not to purchase the Viesgo Shares
(right which will not entitle E.ON to purchase only a portion thereof) by giving written notice to the Investors.

6.5	Determination of the Viesgo Companies Final Net Debt

The process provided for in section 4.5 shall apply, mutatis mutandis, to the determination of the Viesgo Companies Final Net Debt.

7.	INTERIM MANAGEMENT OF THE VIESGO COMPANIES

7.1	Undertakings of Enel

7.1.1	Except for any action, transaction, agreement, investment relating to the projects listed in schedule 7.1.1 attached hereto or as otherwise provided for in other clauses of, or schedules to, this Agreement or as otherwise approved in writing by E.ON after the date hereof (which approval shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date (the Interim Period),
Enel shall take, to the extent permitted by applicable Law, all reasonable steps to cause the Viesgo Companies to conduct their business in the ordinary course consistent with past practice.

7.1.2	In particular, subject to the aforesaid exceptions, Enel shall cause each of the Viesgo
Companies not to:

(a) carry out any material transactions which are outside the ordinary course of business, except for the substitution of intra-group debt with financial debt;

(b) acquire or dispose of any participations in the equity of other companies or any other interest in an undertaking, or acquire, dispose of or lease (as lessor or lessee) any business or substantial segment of business;

(c) purchase, sell, transfer, encumber, lease (as lessor or lessee), license (as licensor or licensee) or otherwise acquire or dispose of tangible or intangible assets
(other than inventory) having a fair market value in excess of Euro 50,000,000
(fifty million);

(d) enter into any partnership, joint ventures or strategic alliance;

(e) increase the rate of compensation payable or to become payable to any key managers, other than increases (i) made generally in accordance with normal past practice and in the ordinary course of business, or (ii) mandated by applicable Law or collective bargaining (either national or negotiated at company’s level) or individual agreement in force as of the date hereof;

(f) enter into, amend or terminate an agreement, arrangement or obligation (legally enforceable or not) to which any of Enel, Acciona, Endesa and their Affiliates is a party;

(g) pay any dividend or make any distribution of assets to Enel or its Affiliates; and

(h) agree to do any of the foregoing.

7.1.3	Enel shall cause (i) an ordinary shareholders’ meeting of each of the Viesgo Companies to be held as soon as praticable after the date hereof for the appointment of a director designated by E.ON, it being understood that, as a condition of such appointment, such director shall be independent from E.ON and shall enter into a confidentiality agreement with Enel, in form and substance satisfactory to Enel and (ii) its Affiliates not to revoke the directors so appointed during the Interim Period, except for cause, willful misconduct, gross negligence or violation of the confidentiality agreement.

7.1.4	Enel is entitled to retain any key personnel of the Viesgo Companies within Enel or
Endesa or any of their Affiliates after the Closing Date, provided that, within 45 (forty-five)
Business Days of the date hereof, Enel notifies E.ON of the names of any such key personnel.

7.2	Procedure for E.ON’s Consent

7.2.1	If, during the Interim Period, Enel intends to cause each of the Viesgo Companies to take any of the actions referred to in section 7.1.2 which are not otherwise permitted or approved by other provisions of, or schedule to, this Agreement, Enel shall notify in writing E.ON’s designated representative whom E.ON will identify in writing within and not later than 5 (five) Business Days after the date hereof (the Designated
Representative). The failure to designate the Designated Representative by E.ON shall be regarded as an approval of any action notified by Enel pursuant to this section
7.2.1.

7.2.2	Any action notified to the Designated Representative as provided in section 7.2.1 in respect of which the Designated Representative (if designated in accordance with section 7.2.1) does not express its dissent in writing within and not later than 3 (three)
Business Days from the date of receipt of the relevant written notification, shall be deemed to have been approved in writing by E.ON.

7.3	Certain Rights of E.ON

During the Interim Period, Enel shall, and shall cause the Viesgo Companies to, provide E.ON and its representatives reasonable access to the key managers of the
Viesgo Companies at such times, during normal business hours, as shall be mutually agreed upon; provided however that, without the prior written consent of Enel, E.ON shall not be permitted to make contact with the employees, consultants, customers, distributors and agents of Enel and its Affiliates and provided further that nothing herein shall be construed as requiring Enel to, and to cause the Viesgo Companies to, furnish E.ON or provide E.ON with access to: (i) documents or matters which Enel and/or the Viesgo Companies are prohibited from disclosing by reason of contractual obligations, or (ii) any information that is subject to legal restraint or privilege.

8.	CONDITIONS PRECEDENT

8.1	Conditions Precedent

8.1.1	The obligation of the Parties to effect the Closing pursuant to this Agreement is subject to the following conditions:

(a) the Investors shall have obtained the Effective Control;

(b) the Endesa Europa Enterprise Value, the Price for the Additional Assets and
the Viesgo Companies Enterprise Value shall have been finally determined in accordance with sections 4.4, 5.3 and 6.4;

(c) the sale and purchase ofthe Endesa Europa Shares, the Additional Assets and the Viesgo Shares pursuant to this Agreement and all other relevant transactions contemplated hereby shall have been approved, cleared or granted an exemption by any competent antitrust authority, to the extent that any such approval, clearance or exemption is required by any applicable Law (the approvals, clearances and exemptions contemplated above are hereinafter collectively referred to as the Clearance);

(d) the sale and purchase of the Endesa Europa Shares, the Additional Assets and
the Viesgo Shares pursuant to this Agreement and all other relevant transactions contemplated hereby shall have been approved, cleared or granted an exemption by any competent regulatory authority, to the extent that any such approval, clearance or exemption is required by any applicable Law (the approvals, clearances and exemptions contemplated above are hereinafter collectively referred to as the Approval and, together with the conditions precedent contemplated in paragraphs (a), (b) and (c) above, the Conditions
Precedent).

8.1.2	The Condition Precedent referred to in section 8.1.1(a) may be unilaterally waived by the Investors if both agree, by giving written notice at any time after the date hereof but prior to the expiration of the term provided in section 8.3.1.

8.1.3	The Parties shall use their respective best efforts to cause all necessary actions to be taken in order to have all the Conditions Precedent to be fulfilled as expeditiously and promptly as practicable. In particular, the Investors undertake to pursue the launching of the Investors Tender Offer as soon as reasonably practicable and in the most expeditious manner in compliance with applicable Law and Governmental Bodies and shall use their best efforts, including without limitation by voting in the Endesa shareholders meeting, to obtain the Effective Control.

8.2	Investors Tender Offer, Clearance and Approval

8.2.1	As soon as practicable after the date hereof, the Investors shall duly and properly file all applications, requests and other documents that are required to launch the Investors
Tender Offer in accordance with the terms of the Agreement with respect to the
Endesa Shares as in effect as of the date hereof; the Investors shall keep
E.ON informed in a timely fashion of all steps taken pursuant hereto.

8.2.2	As soon as practicable after the date hereof, E.ON shall duly and properly file all applications, requests and other documents that are required to obtain the Clearance and the Approval and shall take all steps as may be necessary to cause the Clearance and the Approval to be granted as promptly as practicable; E.ON shall keep the
Investors informed in a timely fashion of all steps taken pursuant hereto, and the
Investors shall actively cooperate with E.ON to obtain the Clearance and the Approval as soon as possible.

8.2.3	The Parties agree that, for the purposes of this Agreement, the Clearance and the
Approval will be deemed to have been granted even if the approvals, clearances and exemptions contemplated under sections 8.1.1(c) and 8.1.1(d) are subject to orders, provisions, conditions or obligations on E.ON by the relevant authorities which subordinate the execution of the provisions of this Agreement to the fulfilment of prescriptions, measures and/or conditions of any type. Furthermore, E.ON undertakes to accept any prescriptions, measures and/or conditions imposed by any competent authority.

8.3	Effects

8.3.1	If the Condition Precedent set out in section 8.1.1(a) is not satisfied or waived on or prior to 31 December 2009, this Agreement shall automatically terminate and the
Parties shall be released from all obligations hereunder except for: (i) any rights or obligations arising under article 15, section 16.5, section 16.13 and article 17; and (ii)
any rights or obligations arising in connection with any breach of this Agreement.

8.3.2	If the Conditions Precedent set out in sections 8.1.1(b), 8.1.1(c) and 8.1.1(d) are not satisfied or waived on or prior to 31 December 2009 in respect of the Endesa Europa
Shares and/or the Viesgo Shares and the Additional Assets, then the Parties shall not proceed with the Closing in respect of the affected shares or assets (as the case may be)
and the Agreement shall remain in force in all other respects (including in respect of the non affected shares or assets).

9.	CLOSING

9.1	Date and Place of Closing

The Closing shall take place in Madrid at or around 12:00 noon local time on the
Closing Date, or at such other place, date and time as the Parties may hereafter agree in writing.

9.2	Deliveries at Closing

9.2.1	In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement at the Closing:

(a) E.ON shall:

(i) pay or cause to be paid to Endesa the Provisional Price for the Endesa
Europa Shares and the Price for the Additional Assets and pay or cause to be paid to Enel and its Affiliates the Provisional Price for the Viesgo Shares;

(ii) execute and deliver or cause to be executed and delivered such transfer or other instruments in respect of the purchase and sale of the Endesa
Europa Shares and the Additional Assets contemplated hereunder as may be necessary, under applicable Law, to properly effect the purposes of this Agreement and comply with applicable Law; and

(iii) deliver to the Investors all other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith;

(b) simultaneously with the receipt by the Investors of satisfactory evidence that the Provisional Price for the Endesa Europa Shares and the Price for the
Additional Assets have been credited to the bank account of Endesa to be indicated by the Investors in accordance with section 16.6, the Investors shall cause Endesa to:

(i) execute and deliver such transfer and other instruments as may be necessary, under applicable Law, to vest in E.ON marketable title to the Endesa Europa
Shares and the Additional Assets and to otherwise properly effect the purposes of this Agreement or comply with any applicable Law; and

(ii) deliver to E.ON all other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith.

9.2.2	On the Closing Date simultaneously with the receipt by Enel and its relevant Affiliates satisfactory evidence that the Provisional Price for the Viesgo Shares has been credited to the bank account of Enel and its relevant Affiliates:

(a) Enel and E.ON shall jointly instruct the Escrow Agent to release the Escrow Documents and transfer to E.ON title to the Viesgo Shares; and

(b) upon such joint instructions, the Escrow Agent shall release the Escrow Documents (as defined in the Escrow
Agreement) and transfer to E.ON title to the Viesgo Shares in accordance with the Escrow Agreement.

9.3	Remedies

9.3.1	If the respective obligations of the Investors or E.ON under section 9.2 are not complied with on the Closing Date, the non-defaulting Party may, without prejudice to any other right and remedy under this Agreement and applicable Law:

(a) defer the Closing (in which case this article 9 shall apply to the Closing as so deferred); or

(b) proceed with the Closing as far as practicable and waive all or any such act or obligation; or

(c) proceed with the Closing as far as practicable and reserve the right to ask specific performance of all or any such act or obligation; or

(d) forthwith terminate this Agreement by giving a notice in writing to the defaulting Party but only in circumstances where such defaulting Party has not complied with its obligations under sections 9.2.1(a)(i) and 9.2.1(b)(i) (as the case may be) and the non compliance has not been cured within 15 (fifteen)
Business Days of such notice.

9.3.2	For the avoidance of doubt, E.ON will not be obliged to purchase the Viesgo Shares if the Additional Assets are not transferred simultaneously, and viceversa.

9.4	One Transaction

9.4.1	Without prejudice to the provisions of section 9.3, all actions and transactions constituting the Closing pursuant to section 9.2 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

9.4.2	If the Conditions Precedent set out in sections 8.1.1(b), 8.1.1(c) and 8.1.1(d) are satisfied or waived in respect of the Endesa Europa Shares but not the Viesgo Shares
and the Additional Assets (or viceversa), then the Parties shall proceed with the Closing in respect of the Endesa Europa Shares and the Agreement shall remain in force in other respect of the Viesgo Shares and the Additional Assets (and viceversa). In case of a Closing with respect to only part of the transactions that whould have occurred in a comprehensive Closing, the Parties shall amend the Agreement as appropriate.

10.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE INVESTORS

10.1	Undertakings of Enel

Enel hereby makes the following representations and warranties to E.ON.

10.1.1	Organization and Standing

Enel is a corporation duly incorporated, validly existing and in good standing under the
Law of its jurisdiction of incorporation.

10.1.2	Authorization

(a) All corporate and other actions required to be taken by, or on behalf of, Enel to authorize Enel to enter into this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by Enel and constitutes valid and binding obligations of Enel, enforceable against it in accordance with its terms.

(b) Except as otherwise provided in section 8.1.1, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any supranational or Governmental Body is required of Enel in connection with the execution and performance of this
Agreement.

10.1.3	No Conflict

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach of, or constitute a default under the articles of association or the by-laws of Enel, or of any material agreement or instrument by which Enel is bound, or violate any Law applicable to Enel.

10.1.4	Share Capital of the Viesgo Companies

(a) The Viesgo Shares will be fully paid up and collectively constitute 100% of the issued and outstanding capital of the Viesgo Companies.

(b) There will be no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Viesgo
Companies, conditionally or otherwise, to issue or sell any new share, or any instrument convertible into or exchangeable for any such share, or to repurchase or redeem any of the shares.

10.1.5	Ownership

The Affiliates of Enel have marketable title to the Viesgo Shares, free and clear of any encumbrance, lien, claim, charge, security, mortgage, pledge, easement, conditional sale or other title retention agreement, or other similar restriction or third-party rights, as well as full right, power and authority to sell, assign, transfer and deliver the Viesgo
Shares in accordance with the terms of this Agreement.

10.1.6	Viesgo Companies Financial Statements

The financial statements of the Viesgo Companies relating to the financial year ending on 31 December 2006, attached hereto as schedule 10.1.6, have been prepared in accordance with the Accounting Principles applied on a consistent basis and give a true and fair representation (in accordance with such accounting principles) of the assets, liabilities and net worth of the Viesgo Companies as of the reference date thereof, its revenues and expenses and the result of their operations for the period indicated.

10.1.7	No Brokers

Enel has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from E.ON, any Affiliate of E.ON, the Viesgo
Companies or Endesa Europa.

10.2	Undertakings of Acciona

Acciona hereby makes the following representations and warranties to E.ON.

10.2.1	Organization and Standing

Acciona is a corporation duly incorporated, validly existing and in good standing under the Law of its jurisdiction of incorporation.

10.2.2	Authorization

(a) All corporate and other actions required to be taken by, or on behalf of,
Acciona to authorize Acciona to enter into this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by
Acciona and constitutes valid and binding obligations of Acciona, enforceable against them in accordance with its terms.

(b) Except as otherwise provided in section 8.1.1, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any supranational or Governmental Body is required of Acciona in connection with the execution and performance of this
Agreement.

10.2.3	No Conflict

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach of, or constitute a default under the articles of association or the by-laws of Acciona, or of any material agreement or instrument by which Acciona is bound, or violate any Law applicable to

Acciona.

10.2.4	No Brokers

Acciona has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from E.ON, any Affiliate of E.ON, the Viesgo
Companies or Endesa Europa.

10.3	Undertakings of the Investors

The Investors hereby undertake that, for the period from the Effective Date until the
Closing Date, they shall not take any action which may materially and adversly affect
Endesa Europa and its Affiliates, or the Additional Assets, or the ability by Endesa to transfer the Endesa Europa Shares and the Additional Assets in conformity with this
Agreement.

10.4	Accuracy as at the Closing Date

The representations and warranties of Enel and Acciona contained herein shall be true and correct in all material respects as of, and as though made on, the Closing Date, except for those representations and warranties that are given as of a certain date or for a certain period, in which case such representations and warranties shall be true and correct in all material respects as of such date or for such period, and except as affected by actions or transactions (i) contemplated herein or otherwise approved in writing by
E.ON or (ii) taken or made in accordance with article 7.

10.5	No other representations and warranties. No inducement or reliance

10.5.1	The representations and warranties of the Investors contained in this article 10 are in lieu of all other representations and warranties however provided under applicable Law and constitute all of the representations and warranties made by the Investors in connection with the purchase and sale of the Viesgo Shares, the Endesa Europa Shares and the Additional Assets and any other transactions contemplated by this Agreement
(as the case may be). In particular, except for the representations and warranties contained in this article 10, the Investors do not make any representations or warranties, and the Investors hereby disclaim any other representations or warranties, whether made by the Investors, any of their Affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives or by any other
Person representing or purporting to represent the Investors, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to E.ON or its representatives of any documentation or other information with respect to any one or more of the foregoing.
Without limiting the generality of the foregoing, the Investors make no representation and give no warranty to E.ON with respect to financial projections, budgets or management analyses and to the future profitability and financial performance of the
Viesgo Companies, Endesa Europa and the Additional Assets.

10.5.2	E.ON declares and states that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the
Investors, any of their Affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives or by any other Person representing or purporting to represent the Investors, that are not expressly set forth in this
Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

11.	REPRESENTATIONS AND WARRANTIES OF E.ON

11.1	Undertaking of E.ON

E.ON hereby makes the following representations and warranties to the Investors.

11.1.1	Organization and Standing

E.ON is a corporation duly incorporated, validly existing and in good standing under the Law of its jurisdiction of incorporation.

11.1.2	Authorization

(a) All corporate and other actions required to be taken by, or on behalf of, E.ON to authorize E.ON to enter into and to perform this Agreement have been duly and properly taken, and this Agreement has been duly executed and delivered by E.ON and constitutes the valid and binding obligations of E.ON, enforceable against it in accordance with its terms.

(b) Except as otherwise provided in section 8.1.1, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption granted by, any supranational or Governmental Body is required of E.ON in connection with the execution and performance of this
Agreement.

11.1.3	No Conflict

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, constitute a default under, or give rise to a right of termination, cancellation or acceleration of, the articles of association or the by-laws of E.ON, or any material agreement or instrument by which it is bound, or violate any Law applicable to it.

11.1.4	No Brokers

E.ON has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby the payment of which could be validly claimed from the Investors, Endesa or any of their Affiliates.

11.2	Accuracy as of the Closing Date

The representations and warranties of E.ON contained herein shall be true and correct in all material respects as of, and as though made on, the Closing Date, except for those representations and warranties that are given as of a certain date or for a certain period, in which case such representations and warranties shall be true and correct in all material respects as of such date or for such period, and except as affected by actions or transactions contemplated herein or otherwise approved in writing by the Investors.

11.3	No other representations and warranties. No inducement or reliance

11.3.1	The representations and warranties of E.ON contained in this article 11 are in lieu of all other representations and warranties however provided under applicable Law and constitute all of the representations and warranties made by E.ON in connection with the transactions contemplated by this Agreement (as the case may be). In particular, except for the representations and warranties contained in this article 11, E.ON does not make any representations or warranties, and E.ON hereby disclaims any other representations or warranties, whether made by E.ON, any of its Affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives or by any other Person representing or purporting to represent E.ON, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Investors or their representatives of any documentation or other information with respect to any one or more of the foregoing.

11.3.2	The Investors declare and state that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by E.ON, any of its Affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives or by any other Person representing or purporting to represent E.ON, that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

12.	INDEMNITY OBLIGATIONS

12.1	Indemnity Obligation of the Investors

12.1.1	Subject to the provisions of this article 12:

(a) Enel shall indemnify and hold E.ON harmless in respect of any and all direct damages suffered by E.ON arising out or as a result of any breach of the representations and warranties contained in section 10.1 and the undertakings or covenants of Enel contained in this Agreement;

(b) Acciona shall indemnify and hold E.ON harmless in respect of any and all direct damages suffered by E.ON arising out or as a result of any breach of the representations and warranties contained in section 10.2 and the undertakings or covenants of Acciona contained in this Agreement; and

(c) In case of joint actions or omissions, and only in case none of the preceding paragraphs (a) and (b) applies, the Investors shall indemnify and hold E.ON harmless in respect of any and all direct damages suffered by E.ON arising out or as a result of any breach of the undertakings or covenants of the Investors contained in this Agreement.

12.1.2	Anything in applicable Law to the contrary notwithstanding, the Parties agree as follows:

(a) the Investors shall be severally (and not jointly) (mancomunadamente) liable for all purposes of this Agreement;

(b) the Investors shall be severally (and not jointly) (mancomunadamente) liable in proportion to their respective, direct and indirect, shareholdings in Endesa as a result of the Investors Tender Offer in case of breach of any obligation, provision or covenant hereunder attributable to both Investors;

(c) either Investor shall be liable on an exclusive basis in case of breach of any obligation, provision or covenant hereunder attributable exclusively to that
Investor;

(d) either Investor shall not guarantee or otherwise secure the performance of any obligation, provision or covenant hereunder of the other Investor;

(e) in no circumstance the breach of any obligation, provision or covenant hereunder by an Investor (including without limitation the transfer of the
Viesgo Shares) shall entitle E.ON to refuse or delay the performance of any of its obligation, provision or covenant hereunder vis-à-vis the non-breaching
Investor.

12.1.3	Anything in any applicable Law to the contrary notwithstanding, the Parties agree that in no event shall any of the Investors be liable to E.ON under section 12.1.1 in respect of any actual or alleged breach of the representations and warranties which is notified to the relevant Investor later than 12 (twelve) after the Closing Date (it being understood that any claim made during such period which is unresolved at the end of such period shall have continuing effect until resolved to the extent an arbitration proceedings pursuant to article 17 is initiated within 6 (six) months from the end of such period).

12.2	Exclusive Remedy for breach of Reprentations and Warranties

12.2.1	The rights and remedies provided in this article 12 shall be exclusive and in lieu of any other right, action, defence, claim or remedy of E.ON, provided by applicable Law or otherwise, however arising in connection with, or by virtue of, any breach of the representations and warranties of the Investors contained in this Agreement. In particular, but without limitation, no breach or inaccuracy, even if material, of any representations and warranties of the Investors will give rise to any right on the part of
E.ON to rescind or terminate this Agreement or to refuse to effect the Closing or to perform its obligations set forth in this Agreement, prior to, on or after the Closing

Date.

12.2.2	E.ON acknowledges that the Investors have been induced to enter into this Agreement by making full reliance on the provisions of sections 12.2.1 and 12.1.2 and that such provisions have been essential in determining the consent of the Investors to execute this Agreement.

12.3	Indemnity Obligation of E.ON

12.3.1	E.ON shall indemnify and hold the Investors harmless from, against and with respect to any and all direct damages suffered by the Investors arising out, or as a result, of any inaccuracy or breach of any representation or warranty made by, or any breach of any covenant, undertaking or obligation undertaken by, E.ON in this Agreement.

12.3.2	The provisions of sections 12.1.3 and 12.2 shall apply, mutatis mutandis, to the indemnity obligation of E.ON referred to in section 12.3.1.

13.	LITIGATION WITHDRAWAL, RELEASE OF CLAIMS

By executing this Agreement, and effective as of the date of this Agreement, each of
E.ON, on the one hand, and Acciona and Enel, on the other hand (each, a Litigation
Party), agrees as follows:

(a) such Litigation Party does hereby, on behalf of its Affiliates, its and their respective directors, officers, employees, representatives, attorneys, agents, successors and assigns (Affiliated Parties) release, remise, acquit, and forever discharge the other
Litigation Parties and any of their Affiliated Parties of and from all past, present, and future claims, counterclaims, complaints, actions, causes of action, promises, covenants, duties, damages, rights of set-off, indemnity, right or interest of any kind or nature whatsoever, (whether compensatory, consequential, punitive, or exemplary, and whether known or unknown, suspected or unsuspected, foreseen or unforeseen, direct or indirect, contingent or actual, present or future, however and whenever arising and in whatever capacity and jurisdiction) and any and all suits of law, or in equity, and any liability of any kind of nature whatsoever (each, a Claim) arising from or relating to Endesa
Shares, the transactions carried out to acquire Endesa Shares or control of
Endesa or the litigation between the parties in the U.S. District Court for the
Southern District of New York or elsewhere relating to Endesa, including, but not limited to, the E.On Tender Offer, the Parties’ acquisition of Endesa
Shares, the equity swap and derivative transactions entered by any Party with respect to Endesa Shares, any Party’s discussion with current or potential shareholders, any agreement between Acciona and Enel, any order, ruling or decision of the U.S. District Court for the District of New York or elsewhere, and any disclosure or public or regulatory communication relating to any of the foregoing (collectively, the Matters); provided, however, that the foregoing provisions of this paragraph (a) shall not prohibit a claim for breach of this
Agreement; and

(b) such Litigation Party undertakes to promptly withdraw any Claim existing as of the date of this Agreement relating to or arising from the Matters, including the claims in the U.S. District Court for the Southern District of New York.

14.	OTHER COVENANTS AND UNDERTAKINGS

14.1	Indemnity of Directors

14.1.1	E.ON undertakes to hold harmless and indemnify the directors of the Viesgo
Companies and Endesa Europa appointed by the Investors against any and all liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them by E.ON and any of its
Affiliates under applicable Law relating to their offices as directors of such companies prior to the Closing Date.

14.1.2	The undertakings of E.ON set out in section 14.1.1 above shall be irrevocable and shall remain in full force and effect until such time when any claim against such directors is barred by virtue of the expiration of the applicable statute of limitations.

14.2	Absence of Non Competition Covenants

Anything in this Agreement or in any applicable law to the contrary notwithstanding, the Parties agree that neither Party nor any of its Affiliates shall be bound, or deemed to be bound, by any covenant, undertaking or other obligation not to compete with any of the other Parties and their respective Affiliates, whether prior to or after the Closing.

14.3	Sharing of Liabilities

14.3.1	The Parties agree that any and all Liabilities arising from claims, actions, proceedings made or asserted by third parties in connection with, or as a result of, the transactions contemplated in articles 4 and 5, shall be borne in equal proportion by E.ON, on the one part, and by the Investors, on the other. The Investors’ Liability will be borne in proportion to their respective, direct and indirect, shareholdings in Endesa as a result of the Investors Tender Offer. For the avoidance of doubt, any liability of any of the
Parties deriving from actions or communications taken or made by the Parties prior to the date hereof is not covered by this section 14.3.1.

14.3.2	The Parties will coordinate their defences, will consider in good faith the appointment of joint counsel representing all the Parties if deemed possible and convenient, will only follow different defence strategies in case of clearly conflicting interests, and will bear any common costs, including jointly appointed counsel, in the proportion set forth in section 14.3.1.

31

15.	CONFIDENTIALITY

15.1	Confidential Information

The Parties hereby agree that, without the prior written consent of the other Parties, for a period of 2 (two) years after the Closing Date, they shall keep, and shall cause their Affiliates and their directors and employees to keep, secret and confidential all information in their respective possession relating to Endesa, with the exception of information that: (a) is, or subsequently becomes, available to the public, or is otherwise disclosed to third parties, through no fault of the Parties, their Affiliates or their respective directors or employees, (b) is independently developed by each party, its Affiliates or their respective directors or employees, or (c) must be released or disclosed pursuant to the provisions or requirements of any Law enacted or rule issued by any Governmental Body or other regulatory or stock exchange authority having jurisdiction on any of the latter.

15.2	Announcements

The Parties shall coordinate the publicity, release and announcement concerning the execution of this Agreement.

16.	MISCELLANEOUS PROVISIONS

16.1	Compliance by the Affiliates

The Parties shall cause their respective (current and future) Affiliates to comply with the provisions of this Agreement.

16.2	Survival

Except as otherwise provided in other clauses of this Agreement and without prejudice to the representations and warranties of the Parties contained in articles 10 and 11, the provisions of article 12 and, in general, all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without the necessity for either of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

16.3	Changes in Writing

This Agreement:

(a) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (if any) relating to the same subject matter hereof;

(b) may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

16.4	Assignment; No Third Party Beneficiaries

16.4.1	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, and such successors shall have the benefit of the indemnities set forth in article 12 hereof.

16.4.2	Neither Party may assign any of its rights interests or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.

16.4.3	Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

16.5	Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing by fax or registered mail, return receipt requested, in English and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter, upon execution of the return receipt by the recipients, and (ii) in the case of notice sent by telefax, upon receipt by the sender of a positive transmission report, addressed, in each case, as follows:

(a) if to Enel, to it at:

Viale Regina Margherita, 137
Rome (Italy)
Attention: Mr. Fulvio Conti
Fax: +39 0683053472
and
Attention: Mr. Andrea Brentan
Fax: +39 0683059275

With copy to:

Bonelli Erede Pappalardo
Via Barozzi, 1
20122 Milan (Italy)
Attention: Mr. Sergio Erede/Luca Picone
Fax: +39 02 77113260

(b) if to Acciona, to it at:
Avenida de Europa, 18
Alcobendas, Madrid (Spain)
Attention: Mr. Juan Gallardo Cruces,
Fax: +34 91 6632929
and to
Attention: Mr. Jorge Vega-Penichet López
Fax: +34 91 6632884

With copy to:

Uría Menéndez
Príncipe de Vergara, 187
Madrid (Spain)
Attention: Mr. Juan Miguel Goenechea
Fax: +34 91 5860471

(c) if to E.ON, to it at:

E.ON AG
E.ON-Platz, 1, D-40479
Düsseldorf, Germany
Attention: Mr. Karl-Heinz Feldmann
Fax: +49 2 11 - 45 79 - 5 01

With copy to:

Perez-Llorca
C/ Alcalá 61
28014 Madrid
Attention: Mr. D. Pedro Pérez-Llorca Zamora
Fax: +34 91 436 04 30

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

16.6	Payments

16.6.1	Unless otherwise provided for in this Agreement, any payment due by any Party to the other Party, according to the provisions of this Agreement, including the payment of the Price, shall be made on the due date thereof, with value at such date, in immediately available funds by wire transfer to the bank account designated by the payee at least 3
(three) Business Days prior to the date on which the payment is due (which transfer shall be confirmed in writing to the payee by a primary credit institution reasonably acceptable to the same) or by such other method as the payee may reasonably request at least 3 (three) Business Days prior to the date on which the payment is due.

16.6.2	It is hereby expressly agreed that any indemnity payments made by a Party to the other
Party shall be made in Euro. If any cost or damage giving right to an indemnity obligation arises in any currency other than Euro, in order to determine the amount payable by a Party, the Parties agree that the relevant foreign currency amount shall be converted into Euro by using the daily mean exchange rate published by the Central
Bank of Europe as at 15:30 CET time on the 1st (first) Business Day following the date on which the Party suffers the relevant damage.

16.7	Delayed Payments and Interest

Unless otherwise provided for in this Agreement, without prejudice to any other right or remedy provided by applicable Law or otherwise, in the event of a delay (including any delay due to causes of force majeure) in the payment of any amount to be paid under this Agreement, interest shall be due, for the period of such delay, at a rate per annum equal to 250 (two hundred and fifty) basis points over the Agreed Rate.

16.8	Right to Designate

E.ON may designate one or more Person(s) to become a Party to this Agreement and to purchase and pay for the Endesa Europa Shares, the Additional Assets and/or the
Viesgo Shares in accordance with the terms hereof, provided that such designation is made in compliance with the following provisions:

(a) each designation will be sufficiently made if notified in writing to the Investors together with the written acceptance of the Person(s) so designated;

(b) any designation pursuant hereto may be notified to the Investors (under penalty of forfeiture) not later than 3 (three) Business Days prior to the Closing
Date;

(c) each designee will be a Person wholly owned, directly or indirectly, by E.ON;
and

(d) E.ON will be jointly and severally liable with any Person(s) designated pursuant to this section 16.8 in respect of the punctual and exact performance by such
Person(s) of the duties and obligations arising under or in connection with this
Agreement.

16.9	Language

Except for certain documents contained in the schedules hereto, which are in languages other than English, this Agreement shall be executed in English, which shall be the only language governing this Agreement.

16.10	Taxes and Other Expenses

Except as otherwise expressly provided in other clauses of this Agreement, any cost, tax, impost, duty or charge arising in connection with the transactions contemplated by this Agreement, shall be borne and paid as follows:

(a) any income, capital gain and other direct taxes due as a consequence of the sale and purchase of the Viesgo Shares shall be borne and paid for by the relevant seller;

(b) any income, capital gain and other direct taxes due as a consequence of the sale and purchase of the Endesa Europa Shares and the Additional Assets shall be borne and paid for pursuant to the following proportions: E.ON 50% (fifty percent) and Endesa 50% (fifty percent);

(c) any stamp, transfer or similar indirect taxes or charges however levied by any
Governmental Body on the transfer of the Endesa Europa Shares, the
Additional Assets and the Viesgo Shares, other than value added tax which will be paid as provided for in applicable Law, shall be borne pursuant to the following proportions: E.ON (fifty percent) 50% and the transferor 50% (fifty percent);

(d) the Investors shall use their best efforts to exercise their rights as shareholders in Endesa to cause
Endesa to bear a taxation of 18% (eighteen percent) on the capital gain referred to in paragraph (b) above, while such taxation is available in consideration of reinvestments by Endesa;

(e) the Parties shall each pay for the own fees, expenses and disbursements incurred by it in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to their respective auditors, advisors and legal counsel;

(f) the fees and costs of the Escrow Agent shall be borne on a 50/50 basis by Enel and E.ON;

(g) all other costs, expenses, duties or charges (including the notarial or authorized intermediary fees) shall be borne and paid for by E.ON.

16.11	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

16.12	Further Assurances

16.12.1 Each Party to this Agreement covenants and agrees that it will, at the request and expense of the requesting Party, execute and deliver such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request to be executed or done in order to evidence better or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

16.12.2 The Parties agree to take all actions, and to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious practicable manner, the transactions contemplated hereby, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other competent authorities vacated or reversed.

16.13	Applicable Law

This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of Spain.

17.	ARBITRATION

17.1	Appointment of Arbitrators

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules. The place of arbitration shall be
Paris. The language to be used in the arbitral proceedings shall be English.

17.2	Arbitration Expenses

The expenses of the arbitration proceedings referred to in section 17.1 shall be borne by the Parties in accordance with the applicable determinations of the arbitration panel.

17.3	Election of Domicile

The Parties hereby designate their respective addresses for the giving of notice, as set forth in section 16.5, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder. The Parties may change such address, except that each such address shall always be, as to Enel, within the geographical area encompassed (as of the date of this Agreement) by the boundaries of Italy, as to Acciona, within the geographical area encompassed (as of the same date) by the boundaries of Spain and, as to E.ON, within the geographical area encompassed (as of the same date) by the boundaries of Germany.

17.4	Interim Measures

Anything in section 17.1 to the contrary notwithstanding, any of the Parties may bring an action or otherwise commence proceedings for injunctive relief or any other available temporary or interim measures under this Agreement in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by their respective officers or representatives duly authorized, all in the place and as at the date first above written.

ENEL S.p.A.

By : /s/ Fulvio Conti
Name: Fulvio Conti
Title : Chief Executive Officer

ACCIONA, S.A.

By : /s/ José Manuel Entrecanales
Name: José Manuel Entrecanales
Title : Chairman

E.ON A.G.

By : /s/ Wulf H. Bernotat
Name: Wulf H. Bernotat
Title : Chief Executive Officer